Exhibit 99.1

   Ultralife Batteries Receives $1.6 Million Military Battery Order

    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 1, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at approximately $1.6 million from the U.S. Defense Department for its non-rechargeable lithium-manganese dioxide BA-5347 military batteries. The company expects to begin deliveries in the first quarter and complete them in the second quarter.
    The order represents the first production release under a five-year contract awarded to Ultralife in February 2005 by the U.S. Defense Department. The contract could reach a maximum value of $15 million, representing 60 percent of a small business set-aside award.
    "Because of the extensive usage of infrared thermal sights by the U.S. Military, the demand for the BA-5347 battery has been increasing," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Ultralife has been the established producer of the D-size cells used in BA-5347 batteries for the last few years and we are pleased that we will now be building and supplying the entire higher-value battery."
    The BA-5347/U is an 11.1 ampere-hour, 6-volt battery used to power the advanced AN/PAS-13 infrared thermal weapon sight. More than 25,000 sights have been fielded by the U.S. Armed Forces.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Note to editors: Photos for the battery and application mentioned in this release, and other Ultralife military batteries, are available at: http://www.ultralifebatteries.com/milphoto



    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com